Exhibit 99.1

Press Release	Source: Hana Biosciences

Hana Biosciences Reports First Quarter 2006 Results

SOUTH SAN FRANCISCO, Calif.—(BUSINESS WIRE)—May 4, 2006—Hana Biosciences (Nasdaq:HNAB - News), a biopharmaceutical company focused on advancing cancer care reported a net loss of $3.4 million, or $0.15 per share for the quarter ended March 31, 2006, compared to a net loss of $2.4 million, or $0.18 per share, in 2005. Total operating expenses for the first quarter increased by approximately 47% compared to the first quarter of 2005. This increase was attributable to the continued accelerated development of the company's clinical pipeline. Cash used in operations was $3.1 million in the first quarter. Hana ended the quarter with approximately $13.9 million in cash and cash equivalents, compared to $17.0 million at year end of 2005.

"We accomplished a significant amount of clinical progress in the first quarter of 2006," said Mark J. Ahn, Ph.D., President and CEO of Hana. "Our tight focus on acquiring and moving novel, innovative products to advance cancer care to commercialization should allow us to continue to meet our goals."

Key Achievements in 2006

Hana achieved several important milestones in the development of its product portfolio during 2006:

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In March 2006 Hana entered into a letter of intent to license the worldwide rights to develop and commercialize three novel targeted chemotherapy drug candidates for the treatment of solid and hematological cancers from Inex Pharmaceuticals Corporation. The three candidates are known as Marqibo® (vincristine sulfate) Liposomes Injection, Vinorelbine Liposomes Injection, and Topotecan Liposomes Injection.

•	On April 17, 2006, Hana's common shares began trading on the NASDAQ National Market under the symbol HNAB.

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Zensana(TM) (ondansetron HCl) Oral Spray. In the first quarter of 2006, Hana completed all clinical trials for Zensana that it believes are necessary to submit an NDA under Section 505(b)(2) to the FDA for the prevention of chemotherapy-induced nausea and vomiting. The clinical development program consisted of four clinical studies including single and multiple dose pharmacokinetic studies, and an evaluation of the effects of food and water on Zensana. Data from the four studies confirmed that the standard 8 mg dose of Zensana is statistically bioequivalent to the current commercially available 8 mg ondansetron (Zofran®) tablet. Hana intends to file an NDA in 2006 and, if approved, anticipates commercially launching Zensana in 2007.

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Talotrexin (PT-523) is a novel nonpolyglutamatable antifolate drug which has demonstrated enhanced antitumor activity in a broad spectrum of cancer models by targeting DHFR to prevent DNA synthesis and inhibit tumor growth. The company completed a Phase I trial in non-small cell lung cancer in the first quarter of 2006 and enrollment in Phase II is currently underway. A Phase I/II study in acute lymphocytic leukemia is ongoing.

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Ropidoxuridine (IPdR) is a novel, orally available, thymidine analogue and prodrug for IUdR, which showed promising data in Phase II studies in anaplastic astrocytoma, a type of brain tumor. A Phase I clinical trial for the treatment of colorectal, gastric, liver and pancreatic cancers is ongoing.

About Hana Biosciences, Inc.

Hana Biosciences, Inc. is a South San Francisco, CA-based biopharmaceutical company that acquires, develops, and commercializes innovative products to advance cancer care. The company is committed to creating value by building a world-class team, accelerating the development of lead product candidates, expanding its pipeline by being the alliance partner of choice, and nurturing a unique company culture. Additional information on Hana Biosciences can be found at www.hanabiosciences.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that could cause Hana's actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties, which could cause actual outcomes and results to differ materially from these statements. Among other things, there can be no assurances that any of Hana's development efforts relating to its product candidates will be successful. Other risks that may affect forward-looking information contained in this press release include the possibility of being unable to obtain regulatory approval of Hana's product candidates, the risk that the results of clinical trials may not support Hana's claims, Hana's reliance on third-party researchers to develop its product candidates, and its lack of experience in developing pharmaceutical products. Additional risks are described in the company's Annual Report on Form 10-K for the year ended Dec. 31, 2005. Hana assumes no obligation to update these statements, except as required by law.

Contact:

Hana Biosciences
Remy Bernarda, 650-288-2769
Associate Director, Investor Relations
email: investor.relations@hanabiosciences.com
fax: 650-588-2787
John Iparraguirre, 650-588-6377
Chief Financial Officer
email: john.iparraguirre@hanabiosciences.com
fax: 650-588-2787